CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Euro Fixed Rate Senior Bearer Notes Due 2014	$2,246,651,784	$125,363.17

(1)	The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of $1.5033 per €1.00 as of October 22, 2009.

PROSPECTUS Dated December 23, 2008 PROSPECTUS SUPPLEMENT Dated December 23, 2008	Pricing Supplement No. 230 to Registration Statement No. 333-156423 Dated October 22, 2009 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES G
Euro Fixed Rate Senior Bearer Notes Due 2014

We, Morgan Stanley, may not redeem the Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2014 (the “notes”) prior to the maturity thereof other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

Application will be made to the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) for the notes described herein to be admitted to the Official List of the UK Listing Authority and application will be made to the London Stock Exchange plc for such notes to be admitted to trading on the Regulated Market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

This document constitutes the pricing supplement relating to the issuances of notes described herein.

We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes” and in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities”, in each case subject to and as modified by the provisions described below.

Principal Amount:	Euro 1,500,000,000	Interest Payment Dates:	Each October 29, commencing October 29, 2010
Maturity Date:	October 29, 2014	Interest Payment Period:	Annual
Settlement Date (Original Issue Date):	October 29, 2009	Minimum Denominations:	Euro 50,000 and integral multiples of Euro 50,000 in excess thereof
Interest Accrual Date:	October 29, 2009	Business Days:	London, TARGET Settlement Day and New York
Issue Price:	99.632%	ISIN:	XS0461758830
Specified Currency:	Euro	Common Code:	046175883
Redemption Percentage at Maturity:	100%	Form:	Bearer; New Global Note form (intended to be Eurosystem eligible)
Interest Rate:	4.5% per annum (calculated on an actual/actual (ICMA) day count basis)	Other Provisions:	None

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

MORGAN STANLEY

MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC

BBVA CALYON CRÉDIT AGRICOLE CIB NORDEA MARKETS	SANTANDER GLOBAL BANKING & MARKETS COMMERZBANK RZB-AUSTRIA RAIFFEISEN ZENTRALBANK ÖSTERREICH AG	UNICREDIT GROUP (HVB) NATIXIS SOCIETÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

Supplemental Information Concerning Plan of Distribution

On October 22, 2009, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.332%, plus accrued interest, if any, which we refer to as the “purchase price” for the notes.  The purchase price equals the stated issue price of 99.632%, plus accrued interest, if any, less a combined management and underwriting commission of 0.30% of the principal amount of the notes.

Name	Principal Amount of Notes
Morgan Stanley & Co. International plc	Euro 1,215,000,000
Mitsubishi UFJ Securities International plc	150,000,000
Banco Bilbao Vizcaya Argentaria S.A.	15,000,000
Banco Santander, S.A.	15,000,000
Bayerische Hypo- und Vereinsbank AG	15,000,000
CALYON	15,000,000
Commerzbank Aktiengesellschaft	15,000,000
Natixis	15,000,000
Nordea Bank Danmark A/S	15,000,000
Raiffeisen Zentralbank Österreich Aktiengesellschaft	15,000,000
Société Générale	15,000,000
Total	Euro 1,500,000,000

Morgan Stanley & Co. International plc is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of Mitsubishi UFJ Securities International plc (one of the managers), holds an approximately 21% interest in Morgan Stanley on a fully diluted basis.

PS-2